Strategic Partners Style Specific Funds
For the period ended 01/31/06
File number 811-09439

SUB-ITEM 77D
Policies With Respect to Security Investment


          Strategic Partners Small Capitalization Value Fund,
                           a series of
             STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

              Supplement dated September 12, 2005
                              to
              Prospectus dated November 22, 2004

The Board of Trustees recently approved Vaughan Nelson Investment Management, LP ("Vaughan Nelson") as an additional subadviser for the Strategic Partners Small Capitalization Value Fund of Strategic Partners Style Specific Funds (the "Fund"). EARNEST Partners LLC, J.P. Morgan Investment Management, Inc., NFJ Investment Group and Lee Munder Investments Ltd. are the Fund's current subadvisers and will continue to be subadvisers for the Fund along with Vaughan Nelson. To reflect the changes described above, the following sections of the prospectus are replaced or supplemented, as appropriate, as noted below:

The section of the Prospectus titled "How the Trust is Managed - Advisers and Portfolio Managers" is supplemented by adding the following information about Vaughan Nelson:

VAUGHAN NELSON INVESTMENT MANAGEMENT, L.P.

Vaughan Nelson Investment Management, L.P. (Vaughan Nelson), is a
Houston-based investment counseling firm, founded in 1970. Vaughan
Nelson is a wholly owned subsidiary of IXIS Asset Management North America, L.P. and operates independently with its own proprietary research process and investment team. As of March 31, 2005, Vaughan Nelson had over $3.9 billion in assets under management. The address of Vaughan Nelson is 600 Travis Street, Suite 6300, Houston, Texas 77002.

Vaughan Nelson's small cap value team consists of three members:
Chris Wallis, the lead portfolio manager, Mark Roach and Scott Weber.

Chris D. Wallis, CFA, Senior Portfolio Manager, has 13 years investment management, financial analysis and accounting experience. Prior to joining Vaughan Nelson in 1999, Mr. Wallis was an Associate at
Simmons & Company International. He graduated with a B.B.A. from
Baylor University and M.B.A. from Harvard Business School. Mark J. Roach, Portfolio Manager, has 13 years investment management and research experience. Prior to joining Vaughan Nelson in 2002, Mr.
Roach was a Security Analyst with USAA. He graduated with a B.A. from Baldwin Wallace College and M.B.A. from the University of Chicago-Graduate School of Business. Scott J. Weber, CFA, Portfolio Manager, has 8 years of investment management and financial analysis experience. Prior to joining Vaughan Nelson in 2003, Mr. Weber was a Vice President-Investment Banking with RBC Capital Markets. He graduated with a B.S. from the University of the South and M.B.A. from Tulane University-A.B. Freeman School of Business.

MFSP503C7